UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 1, 2009

Thomas Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22010	72-0843540
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5221 N. O’Connor Blvd., Suite 500 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (972) 869-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in the Current Report on Form 8-K filed by Thomas Group, Inc. (the “Company”) on September 21, 2009, on September 16, 2009, the Company received two Nasdaq Staff Deficiency Letters notifying the Company that it no longer complied with (i) the minimum bid price requirements as set forth in Listing Rule 5450(a)(1) of the Nasdaq Stock Market, which requires that listed securities maintain a minimum bid price of $1.00 per share, and (ii) the minimum market value of publicly held shares as set forth in Listing Rule 5450(b)(1)(C), which requires that the market value of publicly held shares be at least $5,000,000.

After considering the alternatives, on December 1, 2009, the Company voluntarily submitted to the Nasdaq Stock Market an application to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market.  The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market.  All companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.  The Company believes it is in compliance with all applicable criteria for continued listing on the Nasdaq Capital Market, but for the $1.00 per share minimum bid price requirement set forth in Listing Rule 5550(a)(2).  Until the Company’s request is decided by Nasdaq, the Company’s common stock will continue to trade on the Nasdaq Global Market under the symbol “TGIS”.  The Company will continue to monitor the bid price of its common stock and will consider available options if its common stock does not trade at a price level likely to result in the Company gaining compliance with Listing Rule 5550(a)(2) prior to the March 15, 2010 grace period deadline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS GROUP, INC.

Date: December 3, 2009	By:	/s/ Earle Steinberg
Earle Steinberg
Chief Executive Officer